Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read together with our Consolidated Financial Statements and the Notes related to those statements, as well as the other financial information included in this Form 10-K.  Some of our discussion is forward-looking and involves risks and uncertainties. For information regarding risk factors that could have a material adverse effect on our business, refer to Item 1A of this Form 10-K, Risk Factors.

The Company

Neoprobe is a biopharmaceutical technology company focused on enhancing patient care and improving patient benefit through radiopharmaceutical product development.  Neoprobe is actively developing two radiopharmaceutical agent platforms – Lymphoseek® (Tilmanocept) and RIGScanTM – to help surgeons better identify and stage certain types of cancer.  Neoprobe’s 90%-owned subsidiary, Cira Biosciences, Inc. (Cira Bio), also has rights to a patient-specific cellular therapy technology platform called ACT.  Neoprobe’s strategy is to deliver superior growth and shareholder return by bringing to market novel radiopharmaceutical agents and advancing the Company’s pipeline program through continued investment and selective partnerships, licenses and/or acquisitions.

In August 2009, the Company’s Board of Directors decided to discontinue the operations and attempt to sell our wholly-owned subsidiary, Cardiosonix Ltd. (Cardiosonix).  This decision was based on the determination that the blood flow measurement device segment was no longer considered a strategic initiative of the Company, due in part to positive achievements related to our other device product and drug development initiatives.  We have not received significant expressions of interest in the Cardiosonix business; however, we are obligated to continue to service and support the Cardiosonix devices through 2013.  As such, while we continue to wind down our activities in this area, we expect to continue to generate minimal revenues and incur minimal expenses related to our blood flow measurement device business until a final shutdown of operations or a sale of the business unit is completed.

In connection with our development of radiopharmaceutical products, we had developed and marketed a line of medical devices, the neoprobe® GDS gamma detection systems (the GDS Business).  However, on August 15, 2011 our stockholders approved the sale of our gamma detection device line of business (the Asset Sale) to Devicor Medical Products, Inc. (Devicor).  The Asset Sale closed on August 17, 2011 consistent with the terms of the Asset Purchase Agreement (APA) signed on May 24, 2011.  Under the terms of the APA, we sold the assets and assigned certain liabilities that were primarily related to the GDS Business.  In exchange for the net assets of the GDS Business, Devicor made a cash payment to us of $30,000,000, assumed certain liabilities of the Company associated with the GDS Business as specified in the APA, and agreed to make royalty payments to us of up to an aggregate maximum amount of $20,000,000 based on the net revenue attributable to the GDS Business over the course of the next six fiscal years. Our consolidated balance sheets and statements of operations have been reclassified, as required, for all periods presented to reflect the GDS Business as a discontinued operation.  Cash flows associated with the operation of the GDS Business have been combined within operating, investing and financing cash flows, as appropriate, in our consolidated statements of cash flows.

With the completion of the Asset Sale, we have taken an important step in reshaping Neoprobe into a specialty pharmaceutical company focused on precision diagnostics.  We are currently actively reviewing a number of different product candidates to partner, in-license and/or acquire.  These evaluations generally involve relatively late-stage radiopharmaceutical development candidates, some of which we believe would significantly augment our current development pipeline.  Some of our discussions regarding pipeline candidates are in relatively advanced stages.  We expect to make progress, and ultimately announcements, regarding these pipeline business development efforts, as well as on Lymphoseek distribution arrangements covering additional global markets, over the coming quarters.

Executive Summary

This Overview section contains a number of forward-looking statements, all of which are based on current expectations.  Actual results may differ materially.  Our financial performance is highly dependent on our ability to continue to generate income and cash flow from our medical device product lines.  We cannot assure you that we will achieve the volume of sales anticipated, or if achieved, that the margin on such sales will be adequate to produce positive operating cash flow.

We believe that the future prospects for Neoprobe continue to improve as we make progress in all of our key growth and development areas, especially related to our Lymphoseek initiative.  We expect our overall research and development expenditures to rise in 2011 over 2010 as we have expanded our clinical and regulatory staffing to support the commercialization of Lymphoseek and further development of RIGScan and as we take steps to expand our product pipeline.  The level to which the expenditures rise will depend on the extent to which we are able to execute on each of these strategic initiatives, but we are confident we will have the resources necessary to execute on these initiatives.  Our primary development efforts over the last few years have been focused on our oncology drug development initiatives: Lymphoseek and RIGScan.  We continue to make progress with both initiatives; however, neither Lymphoseek nor RIGScan is anticipated to generate any significant revenue for us during 2011.

Our efforts in 2010 resulted in the following milestone achievements:

•
Completed a successful meeting with the United States Food and Drug Administration (FDA) to review the Phase 3 (NEO3-05) clinical study results and development plan discussion to support a New Drug Application (NDA) submission for Lymphoseek as a lymphatic tissue tracing agent;

•	Completed a successful pre-NDA dialogue with FDA on Lymphoseek pre-clinical data;
•	Completed a successful pre-NDA dialogue with FDA on Lymphoseek chemistry, manufacturing and control data;
•	Initiated a third Lymphoseek Phase 3 clinical study in subjects with breast cancer or melanoma (NEO3-09) to support the NDA filing with the potential to expand Lymphoseek’s product labeling;
•	Completed a pre-NDA meeting for Lymphoseek clarifying the regulatory pathway for Lymphoseek approval;
•	Elected two new directors to Neoprobe’s Board, bringing significant drug industry and corporate development expertise to the Company’s leadership;
•	Completed transactions that converted all of the Company’s outstanding debt to equity;
•	Received notice of grant awards of over $1.2 million to support future Lymphoseek development through non-dilutive funding;
•
Filed a shelf registration on Form S-3 to allow the Company to raise capital as necessary through the sale of up to $20 million in a primary offering of securities to provide us with additional financial planning flexibility and to support the diversification of our share ownership to new institutions;

•
Completed an offering and sale of common stock and warrants under the shelf registration statement resulting in approximately $5.5 million in net proceeds to the Company and the potential for an additional $7.0 million in proceeds from the cash-only exercise of the warrants included in the placement;

•
Completed preliminary RIGS® development activities including transfer of the biologic license application (BLA) from the Center for Biologics Evaluation and Research (CBER) to the Division of Medical Imaging Products in the Center for Drug Evaluation and Research (CDER) at FDA and preparation of an investigational new drug (IND) request for the biologic product; and

•	Filed a complete response to the open BLA for RIGScan.

Outlook

Our operating expenses during 2010 were focused primarily on support of Lymphoseek product development, and to a lesser extent, on efforts to restart active development of RIGScan.  We expect our drug-related development expenses to increase in 2011 as we complete the NEO3-09 clinical trial, prepare and file the NDA for Lymphoseek with FDA, and support the other drug stability and production validation activities related to supporting the potential marketing registration of Lymphoseek in the U.S. and other major markets.  In addition, following the recent meeting with FDA regarding the development and regulatory pathway for RIGScan, we expect to incur significant expenses related to pre-clinical and manufacturing activities necessary to prepare to re-enter clinical trials with RIGScan in 2012.  To the extent we are successful in identifying and securing additional product candidates to augment our product development pipeline, we may incur additional expenses related to furthering the development of such products.

Results of Operations

In June 2010, Neoprobe was notified that Ohio’s Third Frontier Commission voted to award a grant of $1 million to fund ongoing development of the Company’s Lymphoseek initiative.  The grant is being used to accelerate the application of Lymphoseek in head and neck cancer treatment and involves a collaboration of several Ohio-based companies as well as leading cancer centers in the US.  Neoprobe and its collaborators will be required to contribute an additional $1.1 million in matching funds over the course of the project.  We recognized approximately $358,000 in Ohio Third Frontier grant revenue during 2010, and expect to recognize the remaining $642,000 as revenue during 2011 and 2012.  In October 2010, Neoprobe was awarded a grant of approximately $244,000 under the Qualifying Therapeutic Discovery Project (QTDP) program established under Section 48D of the Internal Revenue Code.  The QTDP grant was a reimbursement of previous expenditures and there is no requirement for future matching funds from Neoprobe.  We recognized the entire $244,000 of QTDP grant revenue in the fourth quarter of 2010.  During the fourth quarter of 2010, Neoprobe received and recognized an additional $15,000 of miscellaneous grant revenue.

Years Ended December 31, 2010 and 2009

Grant Revenue.  Grant revenue, primarily related to the Ohio Third Frontier grant to support Lymphoseek development and the QTDP grant, was $617,000 during 2010.  Recognition of grant revenue began late in the third quarter of 2010.

Research and Development Expenses.  Research and development expenses increased $4.5 million, or 104%, to $8.9 million during 2010 from $4.4 million in 2009.  The net increase was primarily due to (i) increased process development costs of $1.5 million, increased clinical activity costs of $929,000, increased regulatory consulting costs of $303,000, and increased pricing study costs of $217,000 related to Lymphoseek, (ii) increased process development costs of $544,000, increased regulatory consulting costs of $118,000, increased pricing study costs of $108,000, and increased license fees of $62,000 related to RIGScan, and (iii) increased compensation costs of $680,000 related to increased headcount and incentive-based compensation.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased $1.4 million, or 44%, to $4.4 million during 2010 from $3.0 million in 2009.  The increase was primarily due to increased financial advisory fees of $304,000, increased compensation costs of $254,000 related to increased headcount and incentive-based compensation, increased investor relations fees of $225,000 related to re-listing the Company’s stock on a major exchange, increased Board of Directors costs of $162,000 related to increased incentive-based compensation and fees, increased professional services of $152,000, and the audit of our internal control over financial reporting of $70,000.

Other Income (Expense).  Other expense, net increased $7.7 million to $43.6 million in 2010 from $35.9 million in 2009.  During 2010, we recorded a non-cash loss on the extinguishment of debt of $41.7 million related to the exchange of our outstanding convertible debt for convertible preferred stock.  During 2009, we recorded a $16.2 million non-cash loss on extinguishment of debt related to changes in the terms of our convertible debt, convertible preferred stock and the related warrants to purchase our common stock.  During 2010 and 2009, we recorded charges of $1.3 million and $18.1 million, respectively, related to the increase in the fair value of our derivative liabilities resulting from the requirement to mark our derivative liabilities to market.  Interest expense, primarily related to the convertible debt agreements we completed in December 2007 and April 2008 and extinguished in June 2010, decreased $978,000 to $555,000 in 2010 from $1.5 million in 2009.  Of this interest expense, $16,000 and $428,000 in 2010 and 2009, respectively, were non-cash in nature related to the amortization of debt issuance costs and debt discounts resulting from the warrants and conversion features of the convertible debt.  An additional $403,000 and $917,000 of interest expense in 2010 and 2009, respectively, was non-cash in nature due to the payment or accrual of interest on our convertible debt with shares of our common stock.

Impairment Loss on Discontinued Operations.  During the third quarter of 2009, we made the decision to discontinue operations of the blood flow measurement device segment of our business as the segment was no longer considered a strategic initiative of the Company.  As a result, we recorded an impairment loss for discontinued operations of $1.7 million for the year ended December 31, 2009.

Income from Discontinued Operations.  Income from discontinued operations increased $872,000, or 16%, to $6.3 million during 2010 from $5.4 million in 2009, primarily due to increased sales of our gamma detection device products.  Total revenues from discontinued operations were $10.1 million and $9.6 million in 2010 and 2009, respectively.

Years Ended December 31, 2009 and 2008

Research and Development Expenses.  Research and development expenses increased $624,000, or 17%, to $4.4 million during 2009 from $3.8 million in 2008.  The net increase was primarily due to (i) increased clinical activity costs of $497,000 offset by decreased process development costs of $436,000 related to Lymphoseek, (ii) decreased regulatory consulting costs of $70,000 related to RIGScan, and (iii) increased compensation costs of $580,000 related to increased headcount and incentive-based compensation.

Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased $92,000, or 3%, to $3.0 million during 2009 from $2.9 million in 2008.  The increase was primarily due to increased compensation costs of $134,000 related to incentive-based compensation and increased office space costs of $52,000, offset by decreased investor relations fees of $66,000.

Other Income (Expense).  Other expense, net increased $33.8 million to $35.9 million during 2009 from $2.1 million during the same period in 2008.  During 2009, we recorded a $16.2 million non-cash loss on extinguishment of debt related to changes in the terms of our convertible debt, convertible preferred stock and the related warrants to purchase our common stock.  Also during 2009, we recorded a $18.1 million increase in derivative liabilities resulting from the accounting treatment for the convertible debt agreements we executed in December 2007 and April 2008, the convertible preferred stock we issued in December 2008, and the related warrants to purchase our common stock, which contained certain provisions that resulted in their being treated as derivative liabilities under new accounting guidance effective January 1, 2009.  During 2008, we recorded a $451,000 increase in derivative liabilities.  Interest expense, primarily related to the convertible debt agreements we completed in December 2007 and April 2008, decreased $212,000 to $1.5 million during 2009 from $1.7 million for the same period in 2008.  Of this interest expense, $428,000 and $706,000 in 2009 and 2008, respectively, was non-cash in nature related to the amortization of debt issuance costs and discounts resulting from the warrants and conversion features of the convertible debt.  An additional $917,000 of interest expense in 2009 was non-cash in nature due to the payment or accrued payment of interest on our convertible debt with shares of our common stock.

Impairment Loss on Discontinued Operations.  During the third quarter of 2009, we made the decision to discontinue operations of the blood flow measurement device segment of our business as the segment was no longer considered a strategic initiative of the Company.  As a result, we recorded an impairment loss for discontinued operations of $1.7 million for the year ended December 31, 2009.

Income from Discontinued Operations.  Income from discontinued operations increased $1.8 million, or 48%, to $5.4 million during 2009 from $3.6 million in 2008, primarily due to the increased percentage of revenues for certain gamma detection products that Neoprobe began receiving in 2009 under the terms of an amended distribution agreement.  Total revenues from discontinued operations were $9.6 million and $7.9 million in 2009 and 2008, respectively.

Liquidity and Capital Resources

Cash balances increased to $6.4 million at December 31, 2010 from $5.6 million at December 31, 2009.  The net increase was primarily due to cash received for the issuance of common stock, offset by cash used to fund our operations, mainly for research and development activities.

Operating Activities.  Cash used in operations increased $3.7 million to $5.2 million during 2010 compared to $1.5 million during 2009.  Cash used in operations decreased $1.5 million to $1.5 million during 2009 compared to $3.0 million during 2008.

Inventory levels increased to $632,000 at December 31, 2010 from $525,000 at December 31, 2009.  During 2010, we capitalized $741,000 of pharmaceutical materials related to our Lymphoseek product; however, also during 2010, we expensed $634,000 of previously capitalized pharmaceutical materials to research and development as they were no longer considered to be usable in the production of future saleable drug product inventory.  Inventory levels increased to $525,000 at December 31, 2009 from zero at December 31, 2008.  During 2009, we capitalized $525,000 of pharmaceutical materials related to our Lymphoseek product.  We expect inventory levels to increase over 2011 as we produce additional drug inventory in anticipation of the Lymphoseek product launch.

Accounts payable increased to $1.4 million at December 31, 2010 from $457,000 at December 31, 2009 primarily due to increases in Lymphoseek and RIGScan development activities as well as normal fluctuations in timing of receipt and payment of invoices.  Accounts payable increased to $457,000 at December 31, 2009 from $407,000 at December 31, 2008 due to normal fluctuations in timing of receipt and payment of invoices.  Accrued liabilities and other increased to $1.0 million at December 31, 2010 from $828,000 at December 31, 2009, primarily due to increases in Lymphoseek and RIGScan development activities.  Accrued liabilities and other increased to $828,000 at December 31, 2009 from $699,000 at December 31, 2008 primarily due to interest accrued on our convertible securities.  Our payable and accrual balances will continue to fluctuate but will likely increase overall as we increase our level of development activity related to RIGScan.

Assets associated with discontinued operations increased to $3.0 million at December 31, 2010 from $2.3 million at December 31, 2009, primarily due to increases in the assets of the GDS Business, mainly increases in accounts receivable and inventory offset by decreases in net property and equipment.  Assets associated with discontinued operations decreased to $2.3 million at December 31, 2009 from $4.3 million at December 31, 2008, primarily due to the impairment of assets related to the blood flow measurement device business.

Liabilities associated with discontinued operations increased to $1.8 million at December 31, 2010 from $1.7 million at December 31, 2009, primarily due to increases in deferred revenue related to the GDS Business.  Liabilities associated with discontinued operations increased to $1.7 million at December 31, 2009 from $1.6 million at December 31, 2008, also primarily due to increases in deferred revenue related to the GDS Business.

Investing Activities. Investing activities used $399,000 of cash during 2010 compared to providing $327,000 during 2009 and using $627,000 during 2008.  We purchased $690,000 of available-for-sale securities during 2008.  Available-for-sale securities of $494,000 and $196,000 matured during 2009 and 2008, respectively.  Capital expenditures of $367,000 during 2010 were primarily for equipment to be used in the production of Lymphoseek, office furniture, software, and computers.  Capital expenditures of $96,000 and $116,000 during 2009 and 2008, respectively, were primarily for computers, production and laboratory equipment, and software.  We do not expect to incur significant additional costs for Lymphoseek production equipment.  As such, we expect our overall capital expenditures for 2011 will be lower than 2010.  Payments for patent and trademark costs were $32,000, $71,000 and $17,000 during 2010, 2009 and 2008, respectively.

Financing Activities.  Financing activities provided $6.3 million of cash during 2010 compared to $3.2 million provided during 2009 and $5.7 million provided during 2008.  The $6.3 million provided by financing activities in 2010 consisted primarily of proceeds from the issuance of common stock of $7.1 million, offset by payments of stock offering costs of $611,000, payments of preferred stock dividends of $111,000, payments of capital leases of $12,000, and payments of notes payable of $9,000.  The $3.2 million provided by financing activities in 2009 consisted primarily of proceeds from the issuance of common stock of $3.6 million, offset by payments of stock offering costs of $238,000, payments of notes payable of $138,000, payments of debt issuance costs of $20,000, and payments of capital leases of $9,000.  The $5.7 million provided by financing activities in 2008 consisted primarily of proceeds from the issuance of preferred stock of $3.0 million, proceeds from the issuance of new notes payable of $3.0 million, and proceeds from the issuance of common stock of $232,000, offset by payments of stock offering costs of $181,000, payments of debt issuance costs of $200,000 and payments of notes payable of $158,000.  We do not rely to any material extent on short-term borrowings for working capital or to fund our operations.

In December 2006, we entered into a common stock purchase agreement with Fusion Capital Fund II, LLC (Fusion Capital), an Illinois limited liability company, to sell $6.0 million of our common stock to Fusion Capital over a 24-month period which ended on November 21, 2008.  Upon execution of the agreement, we issued to Fusion Capital 720,000 shares of our common stock as a commitment fee.  Through November 2008, we sold to Fusion Capital under the agreement 7,568,671 shares for proceeds of $1.9 million.  As sales of our common stock were made under the original agreement, we issued an additional 234,000 shares of our common stock to Fusion Capital as an additional commitment fee.  In December 2008, we entered into an amendment to the agreement which gave us a right to sell an additional $6.0 million of our common stock to Fusion Capital before March 1, 2011, along with the $4.1 million of the unsold balance of the $6.0 million we originally had the right to sell to Fusion Capital under the original agreement.  As consideration for Fusion Capital’s agreement to enter into the amendment, we issued Fusion Capital an additional 360,000 shares.  Also, we agreed to issue to Fusion Capital an additional 486,000 shares of our common stock as a commitment fee pro rata as we sold the first $4.1 million of our common stock under the amended agreement.  In March 2010, we sold to Fusion Capital under the amended agreement 540,541 shares for proceeds of $1.0 million and issued an additional 120,000 shares of our common stock to Fusion Capital as an additional commitment fee related to the sale.  The agreement with Fusion Capital expired as planned on March 1, 2011, and as a result, Fusion Capital may liquidate any commitment fee shares issued to it during the term of the agreement.

In July 2007, David C. Bupp, our President and CEO, and certain members of his family (the Bupp Investors) purchased a $1.0 million convertible note (the Bupp Note) and warrants.  The Bupp Note bore interest at 10% per annum, had an original term of one year and was repayable in whole or in part with no penalty.  The note was convertible, at the option of the Bupp Investors, into shares of our common stock at a price of $0.31 per share.  As part of this transaction, we issued the Bupp Investors Series V warrants to purchase 500,000 shares of our common stock at an exercise price of $0.31 per share, expiring in July 2012.

In December 2007, we entered into a Securities Purchase Agreement (SPA) with Platinum Montaur Life Sciences, LLC (Montaur), pursuant to which we issued Montaur a 10% Series A Convertible Senior Secured Promissory Note in the principal amount of $7,000,000, $3.5 million of which was convertible into shares of our common stock at the conversion price of $0.26 per share, due December 26, 2011 (the Series A Note); and a five-year Series W warrant to purchase 6,000,000 shares of our common stock at an exercise price of $0.32 per share.

In connection with the SPA, Montaur requested that the term of the $1.0 million Bupp Note be extended approximately 42 months or until at least one day following the maturity date of the Series A Note.  In consideration for the Bupp Investors’ agreement to extend the term of the Bupp Note pursuant to an Amendment to the Bupp Purchase Agreement, dated December 26, 2007, we agreed to provide security for the obligations evidenced by the Amended 10% Convertible Note in the principal amount of $1,000,000, due December 31, 2011, executed by Neoprobe in favor of the Bupp Investors (the Amended Bupp Note), under the terms of a Security Agreement, dated December 26, 2007, by and between Neoprobe and the Bupp Investors (the Bupp Security Agreement).  As further consideration for extending the term of the Bupp Note, we issued the Bupp Investors additional Series V warrants to purchase 500,000 shares of our common stock at an exercise price of $0.32 per share, expiring in December 2012.

In April 2008, following receipt by the Company of clearance from the United States Food and Drug Administration to commence a Phase 3 clinical trial for Lymphoseek in patients with breast cancer or melanoma, we amended the SPA related to the second tranche and issued Montaur a 10% Series B Convertible Senior Secured Promissory Note in the principal amount of $3,000,000, which was convertible into shares of our common stock at the conversion price of $0.36 per share, also due December 26, 2011 (the Series B Note, and hereinafter referred to collectively with the Series A Note as the Montaur Notes); and a five-year Series X warrant to purchase 8,333,333 shares of our common stock at an exercise price of $0.46 per share.

In December 2008, after we obtained 135 vital blue dye lymph nodes from patients who had completed the injection of the drug and surgery in a Phase 3 clinical trial of Lymphoseek in patients with breast cancer or melanoma, we issued Montaur 3,000 shares of our 8% Series A Cumulative Convertible Preferred Stock (the Series A Preferred Stock) and a five-year Series Y warrant to purchase 6,000,000 shares of our common stock at an exercise price of $0.575 per share (hereinafter referred to collectively with the Series W warrant and Series X warrant as the Montaur Warrants), for an aggregate purchase price of $3,000,000.  The “Liquidation Preference Amount” for the Series A Preferred Stock was $1,000 and the “Conversion Price” of the Series A Preferred Stock was set at $0.50 on the date of issuance, thereby making the shares of Series A Preferred Stock convertible into an aggregate 6,000,000 shares of our common stock, subject to adjustment as described in the Certificate of Designations.

In July 2009, we entered into a Securities Amendment and Exchange Agreement with Montaur, pursuant to which Montaur agreed to the amendment and restatement of the terms of the Montaur Notes, the Series A Preferred Stock, and the Montaur Warrants.  The Series A Note was amended to grant Montaur conversion rights with respect to the $3.5 million portion of the Series A Note that was previously not convertible.  The newly convertible portion of the Series A Note was convertible into 3,600,000 shares of our common stock at $0.9722 per share.  The amendments also eliminated certain price reset features of the Montaur Notes, the Series A Preferred Stock and the Montaur Warrants that had created significant non-cash derivative liabilities on the Company’s balance sheet.  In conjunction with this transaction, we issued Montaur a Series AA Warrant to purchase 2.4 million shares of our common stock at an exercise price of $0.97 per share, expiring in July 2014.  The change in terms of the Montaur Notes, the Series A Preferred Stock and the Montaur Warrants were treated as an extinguishment of debt for accounting purposes.  Following the extinguishment, the Company’s balance sheet reflected the face value of the $10 million due to Montaur pursuant to the Montaur Notes, which approximated fair value at the date of the extinguishment.

In June 2010, we entered into a Securities Exchange Agreement with Montaur, pursuant to which Montaur exchanged the Montaur Notes and the Series A Preferred Stock for 10,000 shares of Series B Convertible Preferred Stock (the Series B Preferred Stock), convertible into 32,700,000 shares of common stock.  The Series B Preferred Stock is convertible at the option of Montaur, carries no dividend requirements and participates equally with our common stock in liquidation proceeds based upon the number of common shares into which the Series B Preferred Stock is then convertible.  As consideration for the exchange, Neoprobe issued additional Series B Preferred Stock which is convertible into 1.3 million shares of common stock.

Also in June 2010, we entered into a Securities Exchange Agreement with the Bupp Investors, pursuant to which the Bupp Investors exchanged the Amended Bupp Note for 1,000 shares of Series C Convertible Preferred Stock (the Series C Preferred Stock), convertible into 3,226,000 shares of common stock.  The Series C Preferred Stock has a 10% dividend rate, payable quarterly, and participates equally with our common stock in liquidation proceeds based upon the number of common shares into which the Series C Preferred Stock is then convertible.  The exchange of the Montaur Notes, the Series A Preferred Stock and the Amended Bupp Note were treated as extinguishments for accounting purposes.  As a result of these exchange transactions, all security interests in the Company’s assets held by Montaur and the Bupp Investors were extinguished.

During 2009 the largest aggregate amount outstanding on the Amended Bupp Note was $1.0 million, and, prior to the extinguishment of the Amended Bupp Note on June 25, 2010, the largest aggregate amount of principal outstanding on the Amended Bupp Note during 2010 was $1.0 million. The Company paid $0 of principal outstanding on the Amended Bupp Note during 2009, and $0 of the principal outstanding on the Amended Bupp Note during 2010. The Company paid $100,000 of interest on the Amended Bupp Note during 2009, and $48,611 of interest on the Amended Bupp Note during 2010. During 2009, and prior to the extinguishment of the Amended Bupp Note on June 25, 2010, the Amended Bupp Note accrued interest at the rate of 10% per annum.

In November 2010, we entered into a Securities Purchase Agreement with institutional investors for a registered direct offering of 3,157,896 shares of our common stock at a price of $1.90 per share for total gross proceeds of $6.0 million.  In addition to the common stock, we issued one-year Series CC warrants to purchase 1,578,948 shares of our common stock at an exercise price of $2.11 per share, and two-year Series DD warrants to purchase 1,578,948 shares of our common stock at an exercise price of $2.11 per share.  As compensation for the services of the placement agent in connection with the offering, we paid the placement agent $420,000 (7% of the gross proceeds) and issued five-year Series EE warrants to purchase 157,895 shares of our common stock at an exercise price of $2.375 per share.  The common stock, warrants, and shares of common stock underlying the warrants were issued pursuant to a shelf registration statement on Form S-3 that was declared effective by the Securities and Exchange Commission on August 3, 2010.

The Series CC and Series DD warrants originally contained language that required Neoprobe to classify the warrants as derivative liabilities, and we recorded them at their estimated fair values totaling $1.2 million.  In December 2010, a portion of the Series CC and Series DD warrants were modified to remove the language that had previously required them to be classified as derivative liabilities.  As a result of the modification of certain of the Series CC and Series DD warrants, we reclassified $801,000 in derivative liabilities related to those warrants to additional paid-in capital.  In January 2011, certain investors agreed to modify their outstanding Series CC and Series DD warrants to remove the language that had previously required them to be classified as derivative liabilities.  The net effect of marking the derivative liabilities related to the modified Series CC and Series DD warrants to market resulted in net increases in the estimated fair values of the derivative liabilities of $76,000, which were recorded as non-cash expense.  As a result of the modification of the Series CC and Series DD warrants, we reclassified $549,000 in derivative liabilities related to those warrants to additional paid-in capital.  Between January 1 and March 15, 2011, certain outside investors exercised 1,578,948 Series CC warrants in exchange for issuance of 1,578,948 shares of our common stock, resulting in gross proceeds of $3,331,580.  Also between January 1 and March 15, 2011, certain outside investors exercised 799,474 Series DD warrants in exchange for issuance of 799,474 shares of our common stock, resulting in gross proceeds of $1,686,890.  The net effect of marking the derivative liabilities related to the exercised Series CC and Series DD warrants to market resulted in net increases in the estimated fair values of the derivative liabilities of $676,000, which were recorded as non-cash expense.  As a result of the Series CC and Series DD warrant exercises, we reclassified $1.1 million in derivative liabilities related to those warrants to additional paid-in capital.

Our future liquidity and capital requirements will depend on a number of factors, including our ability to complete the development and commercialization of new products, our ability to achieve market acceptance of our products, our ability to monetize our investment in non-core technologies, our ability to obtain milestone or development funds from potential development and distribution partners, regulatory actions by FDA and international regulatory bodies, the ability to procure additional pipeline development opportunities, and intellectual property protection.

Our most significant near-term development priority is to complete additional clinical testing for Lymphoseek, to file the NDA and to continue our pre-commercialization activities.  We believe our current funds will be adequate to sustain our operations at planned levels for the foreseeable future.  We are in the process of determining the total development cost necessary to commercialize RIGScan but believe that it will require total additional commitments of approximately $5 million during 2011 to restart manufacturing and other activities necessary to prepare for the clinical trial activities as we currently contemplate them.  We expect to use currently available funds to continue the initial steps of restarting manufacturing of RIGScan.  We are in the process of evaluating our funding alternatives related to RIGScan, but have not ruled out funding it in connection with a partner.  While we have no current plans to raise additional equity capital, we will consider all alternatives available to us as we evaluate our strategic goals and plans.  We cannot assure you that we will be successful in raising additional capital at terms acceptable to the Company, or at all.  We also cannot assure you that we will be able to successfully obtain regulatory approval for and commercialize new products, that we will achieve significant product revenues from our current or potential new products or that we will achieve or sustain profitability in the future.  See Risk Factors.

Recent Accounting Developments

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2010-6, Improving Disclosures about Fair Value Measurements.  ASU 2010-6 amends FASB ASC Topic 820, Fair Value Measurements and Disclosures.  ASU 2010-6 requires new disclosures as follows: (1) Transfers in and out of Levels 1 and 2 and (2) Activity in Level 3 fair value measurements.  An entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.  In the reconciliation of fair value measurements using significant unobservable inputs (Level 3), an entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number).  ASU 2010-6 also clarifies existing disclosures as follows:  (1) Level of disaggregation and (2) Disclosures about inputs and valuation techniques.  An entity should provide fair value measurement disclosures for each class of assets and liabilities.  A class is often a subset of assets or liabilities within a line item in the statement of financial position.  An entity needs to use judgment in determining the appropriate classes of assets and liabilities.  An entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.  Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.  ASU 2010-6 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the separate disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  We adopted the initial provisions of ASU 2010-6 beginning January 1, 2010.  As the new provisions of ASU 2010-6 provide only disclosure requirements, the adoption of this standard did not impact our consolidated financial position, results of operations or cash flows, but did result in increased disclosures.

In December 2010, the FASB issued ASU 2010-27, Fees Paid to the Federal Government by Pharmaceutical Manufacturers.  ASU 2010-27 specifies that the liability for the Company’s portion of the annual fee on the pharmaceutical manufacturing industry should be estimated and recorded in full upon the first qualifying sale with a corresponding deferred cost that is amortized to expense using a straight-line method of allocation unless another method better allocates the fee over the calendar year that it is payable.  ASU 2010-27 is effective for calendar years beginning after December 31, 2010, when the fee initially becomes effective.  ASU 2010-27 will not impact our consolidated financial position, results of operations or cash flows until the period in which we begin sales of our pharmaceutical products.  The effect the adoption of ASU 2010-27 will have on us will depend on the amount of the total annual fee and the amount of Neoprobe’s annual sales relative to the total sales of all other U.S. pharmaceutical manufacturers.

Critical Accounting Policies

We consider the following accounting policies to be critical to our results of operations and financial condition.

Revenue Recognition.  We currently generate revenue primarily from grants to support various product development initiatives.  We generally recognize grant revenue when expenses reimbursable under the grants have been incurred and payments under the grants become contractually due.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  We base these estimates and assumptions upon historical experience and existing, known circumstances.  Actual results could differ from those estimates.  Specifically, management may make significant estimates in the following areas:

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Stock-Based Compensation.  Stock-based payments to employees and directors, including grants of stock options and restricted stock, are recognized in the statements of operations based on their estimated fair values.  The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model to value share-based payments.  Compensation cost arising from stock-based awards is recognized as expense using the straight-line method over the vesting period.

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Inventory Valuation.  We value our inventory at the lower of cost (first-in, first-out method) or market.  Our valuation reflects our estimates of excess, slow moving and obsolete inventory as well as inventory with a carrying value in excess of its net realizable value.  Write-offs are recorded when product is removed from saleable inventory.  We review inventory on hand at least quarterly and record provisions for excess and obsolete inventory based on several factors, including current assessment of future product demand, anticipated release of new products into the market and product expiration.  Our industry is characterized by rapid product development and frequent new product introductions.  Uncertain timing of product approvals, variability in product launch strategies, regulations regarding use and shelf life, product recalls and variation in product utilization all impact the estimates related to excess and obsolete inventory.

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Fair Value of Derivative Instruments.  Derivative instruments embedded in contracts, to the extent not already a free-standing contract, are bifurcated and accounted for separately.  All derivatives are recorded on the consolidated balance sheets at fair value in accordance with current accounting guidelines for such complex financial instruments.  Fair value of warrant liabilities is determined based on a Black-Scholes option pricing model calculation.  Unrealized gains and losses on the derivatives are classified in other expenses as a change in derivative liabilities in the statements of operations.  We do not use derivative instruments for hedging of market risks or for trading or speculative purposes.

Other Items Affecting Financial Condition

At December 31, 2010, we had deferred tax assets in the U.S. related to net operating tax loss carryforwards and tax credit carryforwards of approximately $31.9 million and $6.0 million, respectively, available to offset or reduce future income tax liabilities, if any, through 2029.  However, due to the uncertainty of realizing taxable income in the future, utilization of our tax loss and tax credit carryforwards may be limited.  In addition, we believe the ultimate utilization of these tax loss and tax credit carryforwards may be further limited as a result of cumulative ownership changes as defined by Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, which have occurred at various points in our history.  As a result, the related deferred tax assets have been fully reserved in our financial statements.